Exhibit 99.1

Ligand Pharmaceuticals Announces Fourth Quarter and Full Year 2007 Financial Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today announced financial results for the three and 12 months ended December 31, 2007, and reviewed business highlights of the fourth quarter of 2007 and early 2008.

Financial Results

The Company sold its commercial oncology products in October 2006 and sold its AVINZA® product line in February 2007. The results of operations related to the oncology products and AVINZA have been reflected as discontinued operations for all reporting periods discussed below.

For the fourth quarter of 2007, total revenues from continuing operations were $5.8 million, compared with no revenues in the fourth quarter of 2006. Total revenues from continuing operations in 2007 were $12.9 million, compared with total revenues of $4.0 million in 2006.

Operating expenses from continuing operations in the fourth quarter of 2007 were $14.3 million, compared with $26.7 million in the fourth quarter of 2006. Operating expenses from continuing operations in 2007 were $75.0 million, compared with $85.5 million in 2006.

Net income in the fourth quarter of 2007 was $5.9 million, or $0.06 per share, compared with net income of $141.4 million, or $1.61 per share, in the comparable 2006 quarter. Loss from continuing operations in the fourth quarter of 2007 was $5.3 million, or $0.06 per share, compared with a loss from continuing operations of $3.5 million, or $0.04 per share, in the comparable 2006 quarter. Income from discontinued operations in the fourth quarter of 2007 was $11.3 million, or $0.12 per share, compared with income from discontinued operations of $144.9 million, or $1.65 per share, in the comparable 2006 quarter.

Net income in 2007 was $281.7 million, or $2.87 per share, compared with a net loss of $31.7 million, or $0.39 per share, in 2006. Loss from continuing operations in 2007 was $34.8 million, or $0.35 per share, compared with a loss from continuing operations of $56.6 million, or $0.70 per share, in 2006. Income from discontinued operations in 2007 was $316.4 million, or $3.22 per share, compared with income from discontinued operations of $24.8 million, or $0.31 per share, in 2006.

As of December 31, 2007, Ligand had cash, cash equivalents, short-term investments and restricted investments of approximately $96 million. In addition, as of December 31, 2007 there was approximately $10 million of cash held in a trust account to support potential indemnifiable claims on behalf of certain current and former members of Ligand’s Board of Directors. The Company also expects to receive $7.5 million in the first quarter of 2008, which is currently held in escrow to support potential claims by purchasers of Ligand’s commercial products. As of February 20, 2008, Ligand had repurchased 6.5 million shares of its common stock for a total of $41.2 million, and had approximately 95.0 million shares of common stock outstanding.

"2007 was a transitional year as we took necessary steps to restructure Ligand and realign the business in order to create a stronger platform for long-term growth," said John L. Higgins, President and Chief Executive Officer. “By the end of 2008, we may see FDA action on three Ligand-alliance products including: PROMACTATM (eltrombopag) for the treatment of short-term ITP from GlaxoSmithKline (GSK), VIVIANTTM (bazedoxifene) for the prevention and treatment of osteoporosis from Wyeth and Pfizer’s FABLYN® (lasofoxifene) for osteoporosis treatment. In addition, with the positive results from Ligand’s TPO program, we also expect to initiate multiple clinical studies with LGD-4665 this year. Importantly, our cost structure now reflects a product development strategy that is focused on our most promising pipeline opportunities.”

Fourth Quarter 2007 and Early 2008 Highlights

Business highlights of the fourth quarter of 2007 and early 2008 include the following:

  In January 2008, Ligand was awarded U.S. patent (No. 7,314,887) for LGD-4665 titled "Thrombopoietin Activity Modulating Compounds and Methods." Ligand was also ranked as one of the Top Industry Innovators by the Pharmaceuticals Patent Scorecard.
  In December 2007, Ligand earned a $1 million milestone payment from GlaxoSmithKline as a result of GSK's submission of a New Drug Application (NDA) for PROMACTATM (eltrombopag).
  In October 2007, The Journal of Medicinal Chemistry published an article on a SARM molecule authored by a team of Ligand scientists, titled “LGD-2941 Shows Promise in Treating Muscle and Bone Loss.” The American Chemical Society commented on the article on its website and issued a press release.
  In September 2007, Ligand earned a milestone payment of $250,000 from Wyeth as a result of Wyeth's submission of a Market Authorization Application (MAA) to the European Medicines Agency (EMEA) for approval to market bazedoxifene for the prevention and treatment of osteoporosis.

2008 Financial Outlook

In 2008, Ligand expects to receive approximately $20 million in royalty revenue from King Pharmaceuticals for sales of AVINZA and potential milestone payments from existing corporate partners. The Company anticipates the total operating expenses in 2008 will be between $36 to $39 million including stock-based compensation and $2 million of gain on sale leaseback. In addition to these expenses, Ligand expects to incur a $4.1 million non-cash charge in the first quarter of 2008 relating to a one-time expense for lease costs as a result of vacating one of Ligand’s buildings.

Key Program Updates

LGD-4665 – TPO Mimetic: Ligand completed and announced results for Phase I studies with LGD-4665. The Phase I clinical trial evaluated three dosing regimens of LGD-4665, including single doses, multiple daily doses for 14 days and Day 1 loading doses followed by daily doses for 13 days. The drug was safe and well tolerated, and statistically significant platelet increases were observed in both single and multiple daily dose regimens. During 2008, the Company expects to initiate clinical studies in ITP in the first quarter, myelodysplastic syndrome (MDS) in the second quarter and hepatitis C in the fourth quarter.

Selective Androgen Receptor Modulators (SARM): Ligand is conducting preclinical studies on numerous potential SARM candidates. The Company anticipates filing an IND for its lead SARM LGD-4033 by the end of 2008.

EPO Mimetic: Ligand is conducting drug discovery and research studies for an oral erythropoietin (EPO) mimetic. EPO and TPO act on hematopoietic stem cells to guide development of blood cells to form erythrocytes or platelets. EPO and TPO produce lineage specific effects by acting through similar receptors. Ligand believes that oral EPO mimetics will provide new therapeutic options to patients with anemia of chronic disease as well as existing ESA (erythropoietin stimulating agent)-treated patients who may have chronic renal disease or cancer.

GlaxoSmithKline – TPO Mimetic, Eltrombopag: Ligand’s partner GlaxoSmithKline submitted an NDA for PROMACTATM (eltrombopag) for the treatment of short-term immune thrombocytopenic purpura (ITP) in the fourth quarter of 2007. In addition, two Phase III trials were initiated by GSK in the fourth quarter of 2007 for hepatitis C; a clinical study is ongoing in sarcoma patients receiving chemotherapy.

Wyeth – SERM (selective estrogen receptor modulator), Bazedoxifene:

VIVIANTTM – In December 2007, Wyeth received a second approvable letter from the FDA for VIVIANTTM (bazedoxifene), a selective estrogen receptor modulator, for the prevention of postmenopausal osteoporosis. In January 2008, Wyeth reported that the FDA expects to convene an Advisory Committee meeting in July 2008 to review both the treatment and prevention of osteoporosis indications for VIVIANTTM.

APRELATM –Wyeth announced in January 2008 that it plans to meet with the FDA in February 2008 to discuss product formulation, bioequivalence and clinical study efforts to support the planned NDA filing. Wyeth projects APRELATM NDA filing no earlier than the fourth quarter of 2008.

Pfizer – SERM, Lasofoxifene: Ligand’s partner Pfizer submitted an NDA for FABLYN® (lasofoxifene) in the fourth quarter of 2007. Pfizer has included the three-year interim data from the Postmenopausal Evaluation And Risk-reduction with Lasofoxifene (PEARL) study to support the current NDA for lasofoxifene in the treatment of osteoporosis.

Financial Updates

NOLs – As of December 31, 2007, Ligand estimated it has net operating loss carry forwards (NOLs) of approximately $240 million for federal tax purposes. This is higher than previously reported NOLs of $100 million due to the inclusion of NOLs from previously acquired companies as well as a reflection of the calculated tax gain from the sale of AVINZA.

Dividend – As previously announced, on March 20, 2007 the Board of Directors declared a special one-time cash dividend of $2.50 per share of common stock to stockholders of record on April 5, 2007. The distribution was completed on April 19, 2007. The distribution has been deemed a tax-free return of capital to most stockholders to the extent of each stockholder’s tax basis in his, her or its shares. Because individual tax circumstances of stockholders vary, stockholders should consult their own tax advisors regarding the tax consequences to them of the distribution.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S.

A replay of the call will be available until March 20, 2008 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering passcode 33354833. Individual investors can access the live and archived Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hepatitis C, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals or any other partnered products or from research and development milestones, and we may not be able to timely or successfully transform Ligand or advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2008, that Ligand’s 2008 revenues will be driven by royalty payments related to AVINZA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2008 or later, or that there will be a market for the product(s) if successfully developed and approved. Ligand may also be unable to file an IND for its lead SARM LGD-4033 by the end of 2008. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Further, Ligand may not be able to complete its reductions in workforce on any particular or expected timeframe, Ligand may not realize significant operating savings due to its restructuring, Ligand may not be able to successfully or timely complete a transformation of the company, its early stage programs or any specific business or research initiative(s). In addition, Ligand may not be able to successfully implement its strategy, and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006(a)	2007	2006(a)
Revenues:	(unaudited)
Royalties	$4,770	$—	$11,409	$—
Collaborative research and development and other revenues	1,000	—	1,485	3,977
Total revenues	5,770	—	12,894	3,977
Operating costs and expenses:
Research and development	10,432	12,882	44,623	41,546
General and administrative	3,871	13,771	30,410	43,908
Total operating costs and expenses	14,303	26,653	75,033	85,454
Gain on sale leaseback	491	3,397	1,964	3,397
Loss from operations	(8,042)	(23,256)	(60,175)	(78,080)

Other income (expense), net	(198)	905	6,719	2,684
Income tax benefit	2,918	18,806	18,697	18,806
Loss from continuing operations	(5,322)	(3,545)	(34,759)	(56,590)
Discontinued operations, net of taxes	11,260	144,909	316,447	24,847
Net income (loss)	$5,938	$141,364	$281,688	$(31,743)
Basic and diluted per share amounts:
Loss from continuing operations	$(0.06)	$(0.04)	$(0.35)	$(0.70)
Discontinued operations, net of taxes	0.12	1.65	3.22	0.31
Net income (loss)	$0.06	$1.61	$2.87	$(0.39)
Weighted average number of common shares	95,223,354	87,677,662	98,124,731	80,618,528

(a) Restated to reflect the operating results related to Oncology products and AVINZA as “Discontinued Operations”

LIGAND PHARMACEUTICALS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

Assets	December 31, 2007	December 31, 2006
Current assets:
Cash, cash equivalents, short-term investments, and restricted cash	$94,408	$210,662
Other current assets	5,068	24,895
Current portion of co-promote termination payments receivable	10,467	—
Total current assets	109,943	235,557
Restricted investments	1,411	1,826
Property and equipment, net	2,865	5,551
Acquired technology and product rights, net	—	83,083
Long-term portion of co-promote termination payments receivable	48,989	—
Restricted indemnity account	10,070	—
Other assets	—	36
Total assets	$173,278	$326,053

Liabilities and Stockholders' Equity
Current liabilities:
Current liabilities, excluding deferred revenue, deferred gain, co-promote termination liability, and debt	$37,009	$58,768
Current portion of deferred revenue, net	—	57,981
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	10,467	12,179
Current portion of debt	1,528	39,918
Total current liabilities	50,968	170,810
Long-term portion of debt	627	2,156
Long-term portion of co-promote termination liability	48,989	81,149
Long-term portion of deferred gain	25,256	27,220
Other long-term liabilities	5,978	5,021
Total liabilities	131,818	286,356
Common stock subject to conditional redemption	12,345	12,345
Stockholders’ equity	29,115	27,352
Total liabilities and stockholders' equity	$173,278	$326,053

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO or
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley, 310-691-7100
dmarkley@lhai.com